Exhibit 99.2

OSG

Overseas Shipholding Group, Inc.                                                                                           Press Release

For Immediate Release

OSG TO PURCHASE ARCHER DANIELS MIDLAND'S 13.3% POSITION

— Board of Directors Authorizes New $200 Million Repurchase Program —

New York - April 24, 2007 - Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today announced that its Board of Directors authorized, and the Company agreed to purchase, all of the outstanding shares held by Archer Daniels Midland Company (ADM), or 5,093,391 shares, at $65.42 per share. ADM's ownership represented approximately 13.3% of outstanding shares as of March 31, 2007. The purchase, in addition to total shares repurchased to date under the $300 million program announced June 9, 2006, aggregates approximately $413.8 million, or 16% of its outstanding shares.

In addition, the Board of Directors authorized a new share repurchase program of $200 million, which replaced the prior $300 million share repurchase program. If the new repurchase program were to be completed at an average price of $67.10, today's closing price, the Company would purchase approximately 2.98 million shares, or 9% of the total shares outstanding.

The specific timing and amount of share repurchases under the new program will vary based on market conditions, securities law limitations and other factors. The repurchases will be made using OSG's cash resources, and the program may be suspended or discontinued at any time without prior notice.

About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG) is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world's most customer-focused marine transportation companies, with offices in Athens, Houston, London, Manila, Montreal, Newcastle, New York City, Philadelphia, Singapore and Tampa. More information is available at www.osg.com.

Contact:
Jennifer L. Schlueter
Vice President, Corporate Communications
OSG Ship Management, Inc.
Telephone: +1 212-578-1634

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